Exhibit 99.1

Xencor Reports First Quarter 2021 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--May 5, 2021-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the first quarter ended March 31, 2021 and provided a review of recent business and clinical highlights.

"We continue to expand and mature our clinical portfolio of XmAb® drug candidates, recently initiating a Phase 1 study for our second cytokine program, XmAb564, a wholly owned IL-2-Fc fusion protein, in healthy volunteers. We engineered this molecule to preferentially activate regulatory T cells, an emerging mechanism for treating patients with autoimmune diseases," said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. "Additionally, at the AACR meeting, we presented preclinical data from multiple early-stage programs that highlight our protein engineering expertise with our third cytokine, a wholly owned IL-12-Fc fusion protein, as well as the potential of our CD28 platform and XmAb 2+1 bispecific antibody format. Looking ahead, we will continue to present maturing data from our clinical-stage programs, and we have plans to initiate several additional clinical studies this year and early 2022, including a Phase 2 study in prostate cancer with XmAb717, our PD-1 x CTLA-4 bispecific antibody."

Recent Business and Portfolio Highlights

●	XmAb564 (IL-2-Fc Cytokine): XmAb564 is a wholly owned, monovalent IL-2-Fc fusion protein, engineered to selectively activate and expand regulatory T cells (Tregs) for the potential treatment of patients with autoimmune diseases. XmAb564 is engineered with reduced binding affinity for IL-2's beta receptor and increased binding affinity for its alpha receptor. In preclinical studies, XmAb564 was well-tolerated, promoted the selective and sustained expansion of Tregs and exhibited a favorable pharmacokinetic profile. In April 2021, the first subject was dosed in a randomized, double-blind, placebo-controlled Phase 1 clinical study evaluating the safety and tolerability of XmAb564, administered subcutaneously in healthy adult volunteers.

●	Preclinical Presentations at AACR: At the 2021 AACR Annual Meeting, the Company presented four posters highlighting several preclinical-stage programs, including its IL-12-Fc cytokine program, two XmAb 2+1 bispecific antibodies (Claudin-6 x CD3 and GPC3 x CD3), and a PD-L1 x CD28 bispecific program. Such targeted CD28 bispecific antibodies, a new class of T cell engager, may provide conditional co-stimulation of T cells, for example, to T cells recognizing neoantigens or in concert with CD3 T-cell engaging bispecific antibodies. The Company is also advancing through preclinical development a wholly owned lead CD28 candidate, a B7-H3 x CD28 bispecific antibody, which will be evaluated for the treatment of patients with a range of solid tumors.

●	New Academic Collaboration with UCLA: In February, the Company entered an agreement with UCLA to develop novel therapeutic antibodies, pairing novel targets proposed by scientists at UCLA and Xencor's modular suite of XmAb technology platforms. The UCLA Technology Development Group will work with faculty to propose potential antibody drug candidates. For selected candidates, the Company and UCLA expect to use a framework with predefined terms to enter sponsored research agreements and potential license agreements.

Multiple Clinical Studies Planned to Advance Xencor's Wholly Owned Programs

●	XmAb717 (PD-1 x CTLA-4): The Company plans to initiate a Phase 2 study in patients with certain molecular subtypes of castration-resistant prostate cancer (CRPC) in mid-2021. This study will evaluate XmAb717 as a monotherapy or in combination depending on the subtype, as these patients represent a high unmet medical need.

●	Tidutamab (SSTR2 x CD3): The Company plans to initiate a clinical study in patients with Merkel cell carcinoma and small cell lung cancer, SSTR2-expressing tumor types known to be responsive to immunotherapy, in mid-2021.

●	Plamotamab (CD20 x CD3): In November 2020, the Company entered a strategic clinical collaboration with MorphoSys AG to investigate the chemotherapy-free triple combination of plamotamab, tafasitamab and lenalidomide in patients with relapsed or refractory (r/r) diffuse large B cell lymphoma (DLBCL), first-line DLBCL and r/r follicular lymphoma (FL). The Company plans to initiate the first of these studies, in patients with r/r DLBCL, an aggressive type of non-Hodgkin lymphoma (NHL), in late 2021 or early 2022.

●	XmAb698 (CD38 x CD3): The Company plans to support investigator-initiated studies of XmAb698 (formerly AMG 424), and a new study is currently being planned to start later in 2021.

●	XmAb819 (ENPP3 x CD3): XmAb819 is engineered with the multi-valent XmAb 2+1 bispecific antibody format to enable greater tumor selectivity, and it is in development for patients with renal cell carcinoma. The Company plans to submit an investigational new drug (IND) application in 2021 and initiate a Phase 1 study in early 2022.

Progress Across Partnered Programs

●	MorphoSys AG: In April 2021, MorphoSys initiated the Phase 3 inMIND study to evaluate the addition of tafasitamab to lenalidomide and rituximab in patients with r/r follicular lymphoma or marginal zone lymphoma. Xencor earned $12.5 million for the development milestone and recognized royalty revenue of $1.4 million on net sales of Monjuvi® during the first quarter of 2021.

●	Vir Biotechnology, Inc.: Vir and its partner GlaxoSmithKline plc (GSK) are evaluating VIR-7831 in an extensive ongoing clinical development program. In March 2021, Vir and GSK submitted an emergency use authorization (EUA) application to the U.S. Food and Drug Administration based on an interim analysis of the Phase 3 COMET-ICE (COVID-19 Monoclonal antibody Efficacy Trial - Intent to Care Early) trial, which demonstrated an 85% reduction in hospitalization or death in high-risk adult outpatients with COVID-19 receiving VIR-7831 as monotherapy compared to placebo, the primary endpoint of the trial.

Monjuvi® is a registered trademark of MorphoSys AG.

First Quarter Ended March 31, 2021 Financial Results

Cash, cash equivalents and marketable investment securities totaled $577.1 million at March 31, 2021, compared to $604.0 million at December 31, 2020. The decrease reflects royalties, milestone payments and equity received related to licensing agreements, net of cash used to fund operating activities in the first quarter of 2021.

Total revenue for the first quarter ended March 31, 2021 was $34.0 million, compared to $32.4 million for the same period in 2020. Revenues in the first quarter of 2021 included revenues related to the Janssen collaboration, milestone revenue recognized from MorphoSys and the royalty revenue from Alexion and MorphoSys, compared to revenues from the same period in 2020, which were primarily revenue recognized from MorphoSys, royalty revenue from Alexion, and licensing revenue from Aimmune and Gilead.

Research and development expenditures for the first quarter ended March 31, 2021 were $41.4 million, compared to $33.9 million for the same period in 2020. Additional spending on research and development expenses for the first quarter of 2021 was primarily due to increased spending on XmAb306, XmAb564 and XmAb819 programs.

General and administrative expenses for the first quarter ended March 31, 2021 were $8.2 million, compared to $7.2 million in the same period in 2020. Additional spending on general and administrative expenses for the first quarter of 2021 reflects increased spending related to staffing.

Other income for the first quarter ended March 31, 2021 was $13.2 million and included a gain of $12.9 million from equity related to a licensing transaction, compared to $0.7 million for the same period in 2020, which was primarily net interest income earned for the period.

Non-cash, stock-based compensation expense for the first quarter ended March 31, 2021 was $8.3 million, compared to $6.5 million for same period in 2020.

Net loss for the first quarter ended March 31, 2021 was $2.5 million, or $(0.04) on a fully diluted per share basis, compared to net loss of $8.1 million, or $(0.14) on a fully diluted per share basis, for the same period in 2020. The lower net loss reported for first quarter of 2021 compared to the net loss for the same period in 2020 is primarily due to other income recognized related to equity received in the first quarter of 2021 in excess of increased spending on research and development.

The total shares outstanding were 58,221,953 as of March 31, 2021, compared to 57,001,253 as of March 31, 2020.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2024. Xencor expects to end 2021 with between $425 million and $475 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these first quarter 2021 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 2378094. A live webcast of the conference call will be available online from the Investors section of Xencor's website at www.xencor.com. The webcast will be archived on Xencor's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies and cytokines for the treatment of cancer and autoimmune diseases. Currently, 21 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of proteins resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,”

“will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding the timing of data from Xencor’s early and clinical-stage programs; the timing of additional clinical studies; the possibility of entering into sponsored research agreements and potential license agreements with UCLA; the timing of submission of an IND for XmAb819; the Company’s ability to fund research and development programs and operations into 2024; the quotations from Xencor's president and chief executive officer and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2020 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles
626-737-8118
cliles@xencor.com

Media Contact
Jason I. Spark
Canale Communications
619-849-6005
jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	March 31,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$176,965	$163,544
Short-term marketable securities	368,878	434,156
Equity securities	6,136	5,303
Accounts receivable	12,525	11,443
Contract asset	12,500	12,500
Other current assets	14,164	10,726
Total current assets	591,168	637,672

Property and equipment, net	22,301	21,682
Intangible assets, net	15,550	15,977
Long-term marketable securities	25,082	1,030
Equity securities - noncurrent	28,219	16,071
Other assets	10,417	10,812
Total assets	$692,737	$703,244

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$20,176	$26,557
Current portion of deferred revenue	77,821	92,615
Current portion of lease liability	1,934	1,889
Total current liabilities	99,931	121,061

Lease liabilities, net of current portion	9,194	9,739
Total liabilities	109,125	130,800

Stockholders’ equity	583,612	572,444

Total liabilities and stockholders’ equity	$692,737	$703,244

Xencor Inc.
Condensed Statements of Comprehensive Loss
(in thousands, except share and per share data)

	Three months ended March 31,
	2021	2020

Revenues	$33,965	$32,385

Operating expenses:
Research and development	41,411	33,943
General and administrative	8,226	7,219
Total operating expenses	49,637	41,162

Loss from operations	(15,672)	(8,777)

Other income, net	13,185	703

Net loss	(2,487)	(8,074)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	23	(105)
Comprehensive loss	$(2,464)	$(8,179)

Net loss per share:
Basic and diluted net loss per share	$(0.04)	$(0.14)
Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	57,997,313	56,946,714